                                                                    Exhibit 99.2

                        ABC, INC. SAVINGS & INVESTMENT
                                     PLAN

                        REPORT ON FINANCIAL STATEMENTS

                          DECEMBER 31, 2000 AND 1999

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         INDEX TO FINANCIAL STATEMENTS

                          DECEMBER 31, 2000 AND 1999

                                                                      Page
                                                                      ----
Report of Independent Accountants                                     F-2

Financial Statements:

     Statements of Net Assets Available for Benefits
      as of December 31, 2000 and 1999                                F-3

     Statement of Changes in Net Assets Available for Benefits
      For the year ended December 31, 2000                            F-4

     Notes to Financial Statements                                    F-5

Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Participants and Plan Administrator of the ABC, Inc. Savings & Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the ABC, Inc. Savings & Investment Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



June 15, 2001

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)

                                                                 December 31,
                                                            ----------------------
                                                               2000        1999
                                                            ----------  ----------
Assets
  Investments in master trust:
    At fair value
      The Walt Disney Company Common Stock Fund*,**         $  437,479  $  465,112
      Shares of registered investment companies:
        Fidelity Retirement Money Market Portfolio Fund*       173,564     134,557
        Fidelity Institutional Short-Intermediate
         Government Portfolio Fund                                   -      20,390
        Fidelity Asset Manager Fund*                            76,200      69,132
        Fidelity Growth & Income Portfolio Fund*               181,784     195,197
        Fidelity Magellan Fund*                                195,564     177,035
        PIMCO Total Return Fund                                  4,497           -
        Putnam New Opportunities Fund                            9,175           -
        Sequoia Fund*                                          117,854           -
        MAS Small Cap Value Portfolio-Adviser Class              2,675           -
        Fidelity Diversified International Fund                  4,418           -
        Fidelity US Equity Index Pool                            2,315           -
      Participant Loans                                         13,497      12,715
                                                            ----------  ----------
      Total investments                                      1,219,022   1,074,138
                                                            ----------  ----------
  Receivables:
    Participants' contributions                                    843       1,432
    Employer's contribution                                        299         504
    Interest Income                                                 29          95
                                                            ----------  ----------
      Total receivables                                          1,171       2,031
                                                            ----------  ----------
  Net assets available for benefits                         $1,220,193  $1,076,169
                                                            ==========  ==========

* Investment balance represents 5% or more of the Plan's net assets available for benefits.

** Nonparticipant-directed

   The accompanying notes are an integral part of these financial statements.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)

                                                       For the Year Ended
                                                          December 31,
                                                              2000
                                                       ------------------
Additions to net assets attributed to:
 Investment income(loss):
   Dividends                                               $   67,844
   Interest                                                       990
   Net depreciation in fair value
     of investments                                           (71,540)
                                                           ----------
                                                               (2,706)
                                                           ----------
 Contributions:
   Participant                                                 34,055
   Employer                                                    12,112
                                                           ----------
                                                               46,167
                                                           ----------
 Total additions                                               43,461
                                                           ----------
Deductions from net assets attributed to:
 Benefits paid to participants                                 96,818
 Administrative expenses                                           85
                                                           ----------
 Total deductions                                              96,903
                                                           ----------
Net decrease                                                  (53,442)
 Transfer in of assets from the Employee
  Profit Sharing Plan of ABC, Inc.  (Note 1)                  223,300
 Transfer out of assets (Note 1)                              (25,834)
                                                           ----------
Net increase including transfers                              144,024
Net assets available for benefits:
 Beginning of year                                          1,076,169
                                                           ----------
 End of year                                               $1,220,193
                                                           ==========

  The accompanying notes are an integral part of these financial statements.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS

                        (Tabular dollars in thousands)

1.  Description of the Plan
---------------------------

General
The ABC, Inc. Savings & Investment Plan (the "Plan") is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to
Section 401(k) and after-tax contributions pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description and fund prospectus.

Administration of the Plan
On February 9, 1996, The Walt Disney Company acquired ABC, Inc. (the "Company") (previously called "Capital Cities/ABC, Inc."). The Company appointed the Employee Benefits Committee (the "Committee" or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration.

Participation
Participation in the Plan is available to qualified employees of the Company and those other subsidiaries and divisions of ABC, Inc. which were a part of, or affiliates of the American Broadcasting Companies, Inc. ("ABC") (an indirect wholly-owned subsidiary of ABC, Inc.) prior to January 1, 1989. Individuals who became employees of the corporate and other broadcasting properties of ABC, Inc. subsequent to 1988 also are eligible to participate in the Plan as are employees of certain properties within the Company's Publishing Group not part of ABC, Inc. prior to January 1, 1989.

Effective April 1, 1998, certain employees of the corporate and broadcasting operations of the Company hired prior to January 1, 1989 who were previously ineligible for the Plan and participating in the Employee Profit Sharing Plan of ABC, Inc., a defined contribution plan sponsored by the Company, became eligible to participate in the Plan.

Transfer of Assets
Effective November 1, 2000, the Employee Profit Sharing Plan of ABC, Inc., was merged with and into the Plan, which resulted in the transfer of $223,299,919 of assets into the Plan.

During 1999, the Company sold certain Publishing Group properties. In accordance with the terms and conditions of the sales, total net assets amounting to $25,834,244 were transferred to successor trustees in 2000.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

1.  Description of the Plan (continued)
---------------------------------------

Contributions
Participants are permitted to authorize contributions in whole percentages, up to 10 percent of their base compensation on a pre-tax or after-tax basis, through payroll deductions. A participant's total contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Sections 401(k), 401(a) and 415 of the Code.

The Company currently contributes a matching amount equal to 50 percent of the first 5 percent of compensation a participant contributes to the Plan. The Company may make matching contributions either in cash, which is invested exclusively in the common stock of The Walt Disney Company, or directly in shares of the common stock of The Walt Disney Company and, at its discretion, the Company may change the level of matching contributions or cease making matching contributions. Participants may not transfer matched company contributions from The Walt Disney Company Common Stock Fund. However, participants are allowed to transfer matched contributions made prior to the merger of ABC, Inc. with The Walt Disney Company into any fund of their choice.

Vesting
Participants are immediately 100 percent vested with respect to all contributions made by the participant. Effective January 1, 1995, once the participant completes five years of service, matching employer contributions are immediately 100 percent vested. Prior to completion of the fifth year of service, matching employer contributions vest 50 percent at the end of the Plan year for which the contributions are made, and the remaining 50 percent at the end of the subsequent Plan year. Additionally, a participant's account is considered fully vested upon attaining age 65, or death while in active service, or upon termination of service because of permanent and total disability.

Forfeitures
Nonvested employer contributions are forfeited upon termination and revert to the Company. These amounts are used to reduce future employer contributions.

Investments
Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds. Such elections must be made in 1 percent increments.

All funds are maintained on a unit basis. Unit value is determined daily by dividing the total assets of the fund by the total number of units allocated to participants' accounts.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

1.  Description of the Plan (continued)
---------------------------------------

Investments (continued)
Brokerage commissions and stock transfer taxes in connection with the purchase or sale of securities are absorbed within the net asset value of each investment fund on each business day. All other costs and expenses incurred in connection with the administration of the Plan will be charged to the participants' accounts.

Benefits, Distributions and Withdrawals
A participant's entire vested account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participant account balances under $5,000 are automatically distributed within 60 days following the participant's severance date or as soon as possible, thereafter. All amounts must be distributed when the terminated participant reaches age 65.

Under Section 401(k) of the Code, in service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code. Under Section 401(a) of the Code, in service withdrawals of the value of after-tax contributions by participants can be made at any time, for any reason. In compliance with the Code, active participants who have reached age 70 and one-half must (unless exempt) take an annual minimum required distribution commencing not later than April 1, of the year following the year they attain age 70 and one-half.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. A participant may only have one loan outstanding.

Loans may have a term of up to five years. The interest rate on loans is currently Chase Manhattan Bank of New York's prime rate plus 1 percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's vested account at the time of liquidation.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

2.  Summary of Significant Accounting Policies
----------------------------------------------

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Contribution Policy
Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains or losses and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

Reclassifications
Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

Recent Accounting Pronouncements
Effective January 1, 2001, the Plan is required to adopt SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. All derivatives are required to be recognized in the statement of net assets available for benefits as either assets or liabilities and measured at fair value. The new standard will not have a material impact on the Plan's financial statements.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

3.  Investments
---------------

During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

     The Walt Disney Company Common Stock Fund      $  2,801
     Shares of registered investment companies       (74,341)
                                                    --------
                                                    $(71,540)
                                                    ========

4.  Nonparticipant-Directed Investments
---------------------------------------

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investment (The Walt Disney Company Common Stock Fund) is as follows:

                                                     Year Ended
                                                    December 31,
                                                        2000
                                                    ------------
Changes in Net Assets:
     Contributions                                    $ 23,934
     Dividends                                           3,117
     Net appreciation                                    2,801
     Benefits paid to participants                     (33,103)
     Administrative expenses                               (11)
     Net transfers to participant-directed
      Investments and other plans (See Note 1)         (24,371)
                                                      --------
                                                      $(27,633)
                                                      ========

5.  Income Taxes
----------------

The Company received an Internal Revenue Service determination letter dated March 28, 1996, stating that the Plan, as currently amended, qualifies under
Section 401(a) of the Code and is therefore exempt from Federal income tax under
Section 501(a) of the Code. Since the Plan is qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

6.  Related Party Transactions
------------------------------

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the Trustee amounted to $85,107 for the year ended December 31, 2000.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

7.  Reconciliation of Financial Statements to Form 5500
-------------------------------------------------------

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                   December 31,
                                             -----------------------
                                                2000         1999
                                             ----------   ----------
Net assets available for benefits per the
  financial statements                       $1,220,193   $1,076,169
Amounts allocated to withdrawing
  participants                                   (1,217)      (1,232)
                                             ----------   ----------
Net assets available for benefits per
  Form 5500                                  $1,218,976   $1,074,937
                                             ==========   ==========

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                             For the Year Ended
                                                                 December 31,
                                                                     2000
                                                             ------------------
Benefits paid to participants per the
 financial statements                                              $96,818
Add: Amounts allocated to withdrawing participants
  at December 31, 2000                                               1,217
Less:  Amounts allocated to withdrawing participants
  at December 31, 1999                                              (1,232)
                                                                   -------
Benefits paid to participants per Form 5500                        $96,803
                                                                   =======

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not yet paid as of that date.

8.  Investment in ABC Master Trust
----------------------------------

Prior to June 1, 2000, the Plan's investments were held in a Master Trust (the "ABC Master Trust") along with the assets of the Employee Profit Sharing Plan of ABC, Inc. Each participating plan had a specific interest in the ABC Master Trust. Assets of the ABC Master Trust were allocated to the participating plans according to the elections of participants within each plan. At December 31, 1999, the Plan's interest in the net assets of the ABC Master Trust was approximately 82.8%. Investment income of the ABC Master Trust for the five months ended May 31, 2000 was allocated based upon each Plan's interest within each of the investment funds held by the ABC Master Trust. On May 31, 2000, the current ABC Master Trust agreement was terminated and the Plan's investments were transferred into the Disney 401(k) Master Trust, along with the assets of the Employee Profit Sharing Plan of ABC, Inc., the Disney Salaried Savings & Investment Plan, the Go.com Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan (see Note 9), which are defined contribution plans sponsored by the Company.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

8.  Investment in ABC Master Trust (continued)
----------------------------------------------

Investments held by the ABC Master Trust were as follows:

                                                   December 31, 1999
                                                   -----------------
Investments, at fair value:
   The Walt Disney Company Common Stock Fund           $  465,112
   Shares of registered investment companies              817,276
   Participant loans                                       14,622
                                                       ----------
Total                                                  $1,297,010
                                                       ==========

The investment income of the ABC Master Trust is as follows:

                                                   For the five months
                                                    Ended May 31, 2000
                                                   -------------------
Investment Income:
   Interest and dividends                               $ 10,918
   Net appreciation                                      179,678
                                                        --------
Total                                                   $190,596
                                                        ========

The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the ABC Master Trust is as follows:

                                                    For the five months
                                                     Ended May 31, 2000
                                                    -------------------
Net (Depreciation)/Appreciation:
   The Walt Disney Company Common Stock Fund              $196,097
   Shares of registered investment companies               (16,419)
                                                          --------
Total                                                     $179,678
                                                          ========

9.  Investment in Disney 401(k) Master Trust
--------------------------------------------

Effective June 1, 2000, the Plan's investments were transferred into the Disney 401(k) Master Trust, which includes the assets of the Employee Profit Sharing Plan of ABC, Inc., the Disney Salaried Savings & Investment Plan, the Go.com Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan. Each participating plan has a specific interest in the Disney 401(k) Master Trust. Assets of the Disney 401(k) Master Trust are allocated to the participating plans according to the elections of participants within each plan. At December 31, 2000, the Plan's interest in the net assets of the Disney 401(k) Master Trust was approximately 59.2%. Investment income of the Disney 401(k) Master Trust for the seven months ended December 31, 2000 was allocated based upon each Plan's interest within each of the investment funds held by the Disney 401(k) Master Trust.

                      ABC, INC. SAVINGS & INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

Investments held by the Disney 401(k) Master Trust are as follows:

                                                     December 31, 2000
                                                     -----------------
Investments, at fair value:
   The Walt Disney Company Common Stock Fund            $  817,279
   The Go.com Stock Fund                                       791
   Shares of registered investment companies             1,210,143
   Participant loans                                        30,915
                                                        ----------
Total                                                   $2,059,128
                                                        ==========

The investment income(loss) of the Disney 401(k) Master Trust is as follows:

                                                   For the seven months
                                                  Ended December 31, 2000
                                                  -----------------------
Investment Income(Loss):
   Interest and dividends                               $  97,442
   Net depreciation                                      (460,335)
                                                        ---------
Total                                                   $(362,893)
                                                        =========

The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Disney 401(k) Master Trust is as follows:

                                                 For the seven months
                                               Ended December 31, 2000
                                               -----------------------
Net (Depreciation)/Appreciation:
   The Walt Disney Company Common Stock Fund          $(361,829)
   The Go.com Stock Fund                                 (1,160)
   Shares of registered investment companies            (97,346)
                                                      ---------
Total                                                 $(460,335)
                                                      =========